Exhibit 15.3

Our ref	DLK/667469-000001/6044878v1
Direct tel	+852 2971 3006
E-mail	derrick.kan@maplesandcalder.com

Renren Inc.

23/F Jing An Center
8 North Third Ring Road East

Beijing 100028

People’s Republic of China

23 April 2013

Dear Sir

Re: Renren Inc.

We have acted as legal advisors as to the laws of the Cayman Islands to Renren Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended 31 December 2012.

We hereby consent to the reference of our name under the heading “Item 10E Taxation” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder
Maples and Calder